Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement No. 333-190065 on Post-Effective Amendment No. 9 to Form S-1 of IntelGenx Technologies Corp. of our report dated March 28, 2017 relating to our audits of the consolidated financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2016 and 2015.

Montréal, Québec
Canada
August 18, 2017